EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1884 Date: March 17, 2004

Georgia-Pacific Contacts: Media - Greg Guest (404) 652-4739 Robin Keegan (404) 652-4713 Investors - Meg Nollen (404) 652-4720 Richard Perkins (404) 652-4721

GEORGIA-PACIFIC TO CALL 9.5 PERCENT DEBENTURES DUE IN 2022

           ATLANTA -- Georgia-Pacific Corp. (NYSE: GP) today announced it has elected to call $250 million of its 9.5 percent debentures due May 15, 2022. The debentures were issued in May 1992. The company anticipates that the debentures will be redeemed on or about April 20, 2004.

           Georgia-Pacific said it will use funds available under its revolving credit facility to redeem these debentures. The company expects to record a second quarter 2004 pretax charge of approximately $12.5 million for call premiums and to write off deferred debt issuance costs.

           This news release is for informational purposes only, and is not an offer to buy any securities of Georgia-Pacific. The debentures will be redeemed pursuant to and in accordance with the related indenture, including the notice of redemption that will be distributed to holders of the debentures.

           Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers and marketers of tissue, packaging, paper, building products, pulp and related chemicals. With 2003 annual sales of more than $20 billion, the company employs approximately 60,000 people at 400 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri®, Green Forest® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific's building products business has long been among the nation's leading suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com.

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